Filed Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement No. 333-203704
Registration Statement No. 333-203704-1
Issuer Free Writing Prospectus, dated October 28, 2016

Supplementing the Preliminary Prospectus Supplement dated

October 27, 2016 (To Prospectus dated October 25, 2016)

€500,000,000

WHIRLPOOL FINANCE LUXEMBOURG S.À R.L.

1.250% Notes due 2026

Fully and Unconditionally Guaranteed by

WHIRLPOOL CORPORATION

Pricing Term Sheet

October 28, 2016

Issuer:	Whirlpool Finance Luxembourg S.à r.l.
Parent Guarantor:	Whirlpool Corporation
Anticipated Ratings*:	Baa1/ BBB/ BBB (all stable) (Moody’s/S&P/Fitch)
Rank:	Senior, Unsecured
Principal Amount:	€500,000,000
Offering Format:	SEC Registered
Maturity Date:	November 2, 2026
Coupon (Interest Rate):	1.250%
Listing:	Application will be made to list the notes on the Official List of the Irish Stock Exchange and have the Securities admitted to trading on the Global Exchange Market thereof.
Price to Public:	98.711%
Yield to Maturity:	1.389%
Spread to Benchmark Bund:	+120.9 bps
Benchmark Bund:	DBR 0.000% due August 15, 2026
Benchmark Bund Price and Yield:	98.26; 0.180%
Spread to Mid Swaps:	+87 bps
Mid Swaps Yield:	0.519%
Interest Payment Date:	Annually on November 2, commencing November 2, 2017
Day Count Convention:	ACTUAL/ACTUAL (ICMA)
Make-Whole Call:	Prior to August 2, 2026, at a discount rate of Comparable Government Bond Rate plus 20 basis points
Par Call:	On or after August 2, 2026
Trade Date:	October 28, 2016
Settlement Date:	November 2, 2016 (T+3)
Change of Control Offer to Purchase:	If the Parent Guarantor experiences a Change of Control Repurchase Event, the Issuer will be required, unless it has exercised the right to redeem the notes, to offer to repurchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.
Denominations:	€100,000 and integral multiples of €1,000 in excess thereof
ISIN/Common Code:	XS1514149159 / 151414915
Joint Book-Running Managers:	BNP Paribas ING Bank N.V. Mizuho International plc MUFG Securities EMEA plc
Co-Managers:	Deutsche Bank AG, London Branch UniCredit Bank AG
Stabilization/FCA

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The parent guarantor and the issuer have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the parent guarantor has filed with the SEC for more complete information about the parent guarantor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the parent guarantor, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas, toll free at 1-800-854-5674, ING Bank N.V. at +31 20 503 0977 or Mizuho International plc at +44 207 090 6929.